Exhibit 10.1

AMENDMENT NO. 6

TO

THIRD AMENDED AND RESTATED

AGREEMENT OF LIMITED PARTNERSHIP

OF

BRAEMAR HOSPITALITY LIMITED PARTNERSHIP

May 18, 2021

This Amendment No. 6 to the Third Amended and Restated Agreement of Limited Partnership of Braemar Hospitality Limited Partnership (this “Amendment”) is made as of May 18, 2021, by Braemar OP General Partner LLC, a Delaware limited liability company, as general partner (the “General Partner”) of Braemar Hospitality Limited Partnership, a Delaware limited partnership (the “Partnership”), pursuant to the authority granted in Section 11.1 of the Third Amended and Restated Agreement of Limited Partnership of Braemar Hospitality Limited Partnership, dated March 7, 2017, as amended by Amendment No. 1 thereto dated as of April 23, 2018, Amendment No. 2 thereto dated as of November 20, 2018, Amendment No. 3 thereto dated as of December 3, 2019, Amendment No. 4 thereto dated as of January 24, 2020, and Amendment No. 5 thereto dated as of April 2, 2021 (the “Partnership Agreement”), for the purposes of documenting the issuance of convertible debt and providing for the potential conversion of such debt into equity of the Partnership and issuance of additional Partnership Interests in the form of Common Partnership Units upon such conversion. Capitalized terms used and not defined herein shall have the meanings set forth in the Partnership Agreement.

WHEREAS, the Board of Directors of Braemar Hotels & Resorts Inc. (the “Company”) adopted resolutions establishing a pricing committee (the “Pricing Committee”) at a meeting held on May 6, 2021, and the duly authorized Pricing Committee adopted resolutions on May 13, 2021 authorizing the issuance of $86,250,000 in aggregate principal amount of the Company's 4.50% Convertible Senior Notes due 2026 (including an additional $11,250,000 principal amount issued upon the exercise of the initial purchaser's option to purchase additional notes in full) (the “REIT Convertible Notes”) and providing that the Company intends to loan to the Partnership the proceeds from the offering of the REIT Convertible Notes received by the Company on substantially the same terms as the REIT Convertible Notes (the “Partnership Corresponding Convertible Debt”);

WHEREAS, Section 11.1(e) of the Partnership Agreement permits the General Partner, with the approval of the Limited Partners holding more than 50% of the Common Percentage Interests of the Limited Partners, to amend the Partnership Agreement for any purpose not specifically addressed otherwise in such Section 11.1(e);

WHEREAS, the General Partner, together with Ashford OP Limited Partner, as the holder of more than 50% of the Common Percentage Interests of the Limited Partners of the Partnership, have determined to amend the Partnership Agreement to provide for the conversion of the Partnership Corresponding Convertible Debt and the issuance of additional Partnership Interests in the form of Common Partnership Units upon the conversion of all or any portion of the outstanding principal amount of the Partnership Corresponding Convertible Debt, which shall occur simultaneously with any conversion of any REIT Convertible Notes into REIT Common Shares; and

WHEREAS, the General Partner desires to so amend the Partnership Agreement as of the date first set forth above.

NOW, THEREFORE, in consideration of the premises and for other good and valuable consideration, the receipt and sufficiency of which hereby are acknowledged, the General Partner hereby amends the Partnership Agreement as follows:

1.            Article I is amended to add the following defined terms in their respective alphabetical order within Article I:

“Partnership Corresponding Convertible Debt” shall mean the loan made by the Company, directly or through one or more Affiliates, to the Partnership using proceeds received by the Company from the REIT Convertible Notes, as determined by the General Partner.

“REIT Convertible Notes” shall mean the 4.50% Convertible Senior Notes due 2026 issued by the Company as of the effective date of this Amendment which are convertible into REIT Common Shares.

2.            Section 4.3 is amended to add new Section 4.3(f) to read in its entirety as follows:

(f)            Conversion/Redemption of Partnership Corresponding Convertible Debt.

(i)            In connection with the issuance by the Company of the REIT Convertible Notes, the Company, directly or through one or more Affiliates, as determined appropriate by the General Partner, shall loan the proceeds received by the Company from the issuance of such REIT Convertible Notes to the Partnership which such loan shall constitute the Partnership Corresponding Convertible Debt. In connection with the conversion of any REIT Convertible Notes into REIT Common Shares, the Partnership shall convert the necessary corresponding portion of the Partnership Corresponding Convertible Debt into Common Partnership Units and issue such Common Partnership Units to the Company, or one or more of its Affiliates, as applicable. The number of Common Partnership Units into which such Partnership Corresponding Convertible Debt is convertible shall be equal to the number of REIT Common Shares into which such REIT Convertible Notes are then being converted, determined based upon application of the Conversion Factor in effect on such date. Upon the conversion by the Company of any REIT Convertible Notes into REIT Common Shares, the Company, directly or through one or more Affiliates, shall be deemed to have made Capital Contributions to the Partnership in the aggregate amount of the principle and interest converted into REIT Common Shares, as determined by the General Partner. In connection with the redemption or repurchase by the Company of any REIT Convertible Notes the proceeds of which were used to advance any portion of the Partnership Corresponding Convertible Debt, the Partnership shall provide cash to the Company or one or more of its Affiliates for such purpose which shall be equal to the applicable redemption or repurchase price, plus all then accumulated and unpaid interest to, but excluding, the redemption or repurchase date, and a corresponding portion of such Partnership Corresponding Convertible Debt shall be deemed concurrently satisfied with respect to each REIT Convertible Note so redeemed or repurchased by the Company.

(ii)            The Partners intend that the conversion feature of the Partnership Corresponding Convertible Debt will be treated as a noncompensatory option within the meaning of Section 1.721-2(f) of the Treasury Regulations. The Partners recognize that a conversion of any Partnership Corresponding Convertible Debt into Common Partnership Units would be an event described in Exhibit B as requiring a revaluation of the Partnership’s assets to their fair market values. Notwithstanding anything in this Agreement to the contrary (including, without limitation, Exhibit B), upon the conversion of any  Partnership Corresponding Convertible Debt to Common Partnership Units, the Capital Accounts of the Partners (including the converting Partner) shall be adjusted immediately after the conversion of the  Partnership Corresponding Convertible Debt to reflect a revaluation of the Partnership’s assets to their fair market values on the date of adjustment. In determining the Capital Accounts of the Partners (including the converting Partner) for purposes of the preceding sentence, the Partnership shall specially allocate any unrealized income, gain, loss or deduction in the Partnership’s assets (that has not been previously reflected in the Partners’ Capital Accounts) among the Partners (including the converting Partner) in accordance with Section 1.704-1(b)(2)(iv)(s) of the Treasury Regulations in such a manner so as to properly reflect the Partners’ relative rights and entitlements to distributions under this Agreement (and, for purposes of clarification, is intended to result in a Capital Account balance for the converting Partner with respect to the Common Partnership Units acquired pursuant to the conversion of Partnership Corresponding Convertible Debt that equals the amount that would be distributed to such Partner with respect to such Common Partnership Units if immediately after the conversion of such Partnership Corresponding Convertible Debt all of the assets of the Partnership were sold for their respective fair market values, the liabilities of the Partnership were paid in full, and liquidating distributions were made pursuant to Section 10.4 (assuming distributions to the holders of Common Partnership Units were made in accordance with their respective Common Percentage Interests) (the “Conversion Target Account”)). If, after making the allocations described in the preceding sentence, the converting Partner’s Capital Account still does not reflect the Conversion Target Account, then the Partnership’s capital will be reallocated between the existing Partners and the converting Partner so that the converting Partner’s Capital Account reflects the Conversion Target Account (a “Conversion Capital Account Reallocation”). Any increase or reduction in the Capital Accounts of the existing Partners that occurs as a result of a Conversion Capital Account Reallocation shall be allocated among the existing Partners in a manner similar to Section 5.1. In the event of any Conversion Capital Account Reallocation, corrective allocations of gross income and gain or gross loss or deductions subsequent to the Conversion Capital Account Reallocation will first be allocated to the Partners until the Conversion Capital Account Reallocations are eliminated in accordance with Section 1.704-1(b)(4)(x) of the Treasury Regulations as determined by the General Partner in its reasonable discretion..

3.            Except as modified herein, all terms and conditions of the Partnership Agreement shall remain in full force and effect, which terms and conditions the General Partner hereby ratifies and confirms.

4.            This Amendment shall be construed and enforced in accordance with and governed by the laws of the state of Delaware, without regard to conflicts of law.

5.            If any provision of this Amendment is or becomes invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein shall not be affected thereby.

[remainder of page left intentionally blank; signature page follows]

IN WITNESS WHEREOF, the undersigned have executed this Amendment as of the date first set forth above.

GENERAL PARTNER:

Braemar OP General Partner, LLC
a Delaware limited liability company, as General Partner of Braemar Hospitality Limited Partnership

By:	/s/Robert Haiman
Name:	Robert G. Haiman
Title:	Executive Vice President,
General Counsel and Secretary

LIMITED PARTNER:

Braemar OP Limited Partner LLC, a Delaware limited liability company, as a Limited Partner of Braemar Hospitality Limited Partnership

By:	/s/ Robert Haiman
Name:	Robert G. Haiman
Title:	Executive Vice President,
General Counsel and Secretary